Assurant Completes Sale of Supplemental and Small Group Self-Funded Health Insurance Business
Lines to National General Holdings Corp.
Company Continues to Strengthen Focus on Housing and Lifestyle Protection Offerings

NEW YORK, Oct. 1, 2015—Assurant, Inc. (NYSE: AIZ) today announces the closing of the sale of certain business lines and assets from its health insurance business to National General Holdings Corp., effective immediately. The transaction supports Assurant’s strategic plans to exit the health insurance market and sharpen its focus on niche housing and lifestyle protection offerings.

“Today’s agreement marks another important milestone for Assurant as we continue to realign our business to drive sustainable, profitable growth,” said Assurant President and CEO Alan B. Colberg. “We will work with National General Holdings Corp. to ensure a seamless transition for our employees, policyholders and brokers.”

Under the terms of the agreement, National General Holdings Corp. (NASDAQ:NGHC) acquired Assurant Health’s supplemental and small group self-funded product lines, a proprietary small group sales channel and certain assets for $14 million in cash.

Current policyholder benefits remain unchanged. To support the business, National General Holdings Corp. has hired approximately 165 employees from Assurant Health.

Forward-Looking Statement

Some of the statements included in this news release, particularly those regarding our intent, belief or expectations, including, but not limited to, statements relating to the Company’s execution of its strategic plans to exit the health insurance market, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this news release as a result of new information or future events or developments. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K and 2015 First and Second Quarter Forms 10-Q, as filed with the SEC.

About Assurant
A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; debt protection administration; credit insurance; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant provides its specialty protection offerings primarily through Assurant Solutions, Assurant Specialty Property, and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Jisoo Suh
Manager, Investor Relations
Phone: 212.859.5831
jisoo.suh@assurant.com